EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-203193) pertaining to the 2015 Global Incentive Plan, 2007 Global Incentive Plan and 2015 Employee Stock Purchase Plan of SolarEdge Technologies, Inc. and the Registration Statement (Form S-3 No. 333-229618) of our reports dated February 27, 2020, with respect to the consolidated financial statements of SolarEdge Technologies, Inc., and the effectiveness of internal control over financial reporting of SolarEdge Technologies, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the security and exchange commission.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
February 27, 2020	A Member of Ernst & Young Global